EMPLOYMENT AGREEMENT

  THIS EMPLOYMENT AGREEMENT is entered into effective as of the 9th day of March, 1999, notwithstanding the later execution hereof, by and between HOMESEEKERS.COM, INC., a Nevada corporation (formerly known as NDS Software, Inc.)("Employer") and DOUG SWANSON ("Employee").

                                   WITNESSETH:

  WHEREAS, Employer and Employee previously entered into an Employment Agreement dated June 13, 1996 and amended pursuant to Amendment No. 1 on March 4, 1997; and

  WHEREAS, Employer and Employee desire to amend and restate, in its entirety, the Employment Agreement between Employer and Employee pursuant hereto.

  NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Employment Agreement. The Employer hereby agrees to employ Employee, and Employee hereby agrees to serve as such Employee upon the terms and conditions hereinafter set forth.

2. Term of Employment. Subject to the provisions for termination as hereinafter provided, the term of the employment shall commence as of the date of this Agreement and shall end five (5) years from that date on March 8, 2004. At the end the term hereof, this Agreement may be renewed by mutual agreement of the parties.

3. Employee's Position and Duties. Employee agrees as follows:

   a. Employee shall assume responsibility as directed by the Board of Directors as Vice- Chairman of the Board of Directors and Executive Vice-President of Employer. Employee shall be responsible for the management and supervision of Employer and shall perform any other duties relating to Employer's operations which may from time to time be assigned by the Board of Directors and governed by the Bylaws of Employer, for the successful operation of Employer's business.

   b. It is contemplated that Employee shall also be on the Board of Directors of Employer during the term of this Agreement, pursuant to the Articles of Incorporation and Bylaws of Employer.

   c. During the term of this Employment Agreement, Employee shall, in good faith, devote his best efforts and full time to his employment and perform diligently and in good faith such duties as are or may be from time to time required by the Employer, which duties shall be consistent with his position as set forth above; it being understood and acknowledged that, the terms "best efforts" and "full time" mean such effort and time commitment as is necessary to achieve the success of the business.


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   d. Employee shall not, without the prior written consent of Employer, directly or indirectly, during the term of this Agreement, whether for compensation or otherwise, render services of a business, professional or commercial nature to any person or firm that is engaged in a business similar to that of the Employer.

   e. The parties agree that during the performance of this Agreement Employee shall remain located in Reno, Nevada and Employer shall not require Employee to change his principal place of residence for any reason.

4. Compensation and Benefits. During the term of employment hereunder, Employer shall compensate Employee as follows:

   a. Salary. For all services he may render to Employer during the term of this Agreement, Employee shall receive from Employer a base annual salary while he is employed hereunder of One Hundred Forty Four Thousand Dollars ($144,000). Salary is to be paid in accordance with the policy of Employer regarding payment of salary to its other officers and directors.

   b. Annual Bonus. At the end of each taxable year, Employer shall pay a cash bonus to Employee equal to four percent (4%) of the pre-tax earnings of Employer as stated in the annual audit. (Example: if Employer earned $800,000 pre-tax, Employee would receive a cash bonus in the amount of $32,000). Additional compensation will be determined by a compensation committee designated by the Board of Directors.

   c. Additional Stock Options. Employee shall also receive, on an annual basis, stock options to purchase Employer Common Stock equal to four percent (4%) of the pre-tax earnings of Employer as stated in the annual audit. (Example: if Employer earned $800,000 pre-tax, Employee would receive stock options of $32,000). Additionally, Employee shall receive options to purchase 100,000 shares of Employer Common Stock annually, starting on March 9, 2000. The price payable by Employee for each share of stock purchased under the stock options described in this paragraph shall be set at the closing bid at the time of grant of each annual option. Additional compensation will be determined by a compensation committee designated by the Board of Directors.

   d. Director's Compensation. During the time which Employee is a sitting member of the Board of Directors of Employer, and properly fulfills his duties therefor, Employer shall provide or reimburse to Employee expenses comparable to other Directors of Employer.

   e. Benefits. Employee shall be entitled to receive medical insurance comparable to that offered to other employees of Employer. In addition, Employee shall receive a monthly automobile allowance in the amount of $600.

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5. Termination of Employment.

   a. For Cause. The employment of Employee under this Employment Agreement, and the term hereof, may be terminated by the Employer only upon a showing of "Cause", upon thirty (30) days' written notice to Employee. The "effective date of termination" shall be the date thirty (30) days after written notice of termination is delivered to the Employee. "Cause" is defined as follows:

       i. A material act or omission in the course of Employee's duties which is dishonest or fraudulent;

       ii. A material breach of this Agreement by Employee.


   b. Disability or Death. The employment of Employee under this Employment Agreement, and the term hereof, shall be terminated by the death or partial or total disability of Employee. For purposes hereof, the term "disability" is hereby defined to mean any mental or physical disability which renders Employee unable to perform his duties or assignment as determined by the Board of Directors of Employer, in the sole judgment and discretion of said Board as determined by a majority vote of the members thereof.

   c. Resignation. The employment of Employee under this Employment Agreement, and the term hereof, will be terminated by the voluntary resignation of Employee.

6.Salary and Benefits Upon Termination. Except as specifically provided herein, all salary and other benefits shall terminate as of the effective date of termination if Employee resigns. If involuntarily terminated (except following a Change in Control, as provided for below) and in consideration for the obligations of Employee pursuant to paragraphs 15 and 16 of the Employment Agreement, Employee shall be entitled to a termination or severance salary equal to five (5) years of the annual base salary earned by Employee immediately prior to termination. Employee shall have the option to accelerate payments of the severance salary and receive the full amount upon termination, in Employee's sole discretion. Unless precluded by law, any medical and dental insurance coverage and life insurance coverage and benefits shall continue for thirty (30) days after termination or until Employee is re-employed, whichever shall first occur.

7. Termination Following Change in Control. Employer will provide or cause to be provided to Employee the rights and benefits described in Paragraph 9 below in the event that Employee's employment is terminated at any time during the term of this Agreement, or any renewal term, following a Change in Control (as such term is defined in Paragraph 8) under circumstances stated in (a) or (b) below.

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

   a. The involuntary termination of Employee by Employer for reasons other than for "Cause" (as such term is defined in Paragraph 5 of this Agreement) or other than as a consequence of Employee's death, permanent disability or attainment of the normal retirement date; or

   b. The voluntary termination by Employee, which shall not result in a breach of this Agreement, following the occurrence of any of the following events:

      i. the assignment to Employee of any duties or responsibilities that are inconsistent with Employee's position, duties, responsibilities or status immediately preceding such Change in Control, or a reduction of Employee's responsibilities subsequent to the Change in Control;

     ii. the reduction of Employee's annual salary (including any deferred portions) or level of benefits or supplemental compensation;

    iii. the transfer of Employee to a location requiring a change in Employee's residence or a material increase in the amount of travel normally required of Employee in connection with Employee's employment; or

     iv. the good faith determination by Employee that due to the Change in Control (including any changes in circumstances at Employer that directly or indirectly effect Employee's position, duties, responsibilities or status immediately preceding such Change in Control) he is no longer able effectively to discharge Employee's duties and responsibilities.

8. Definition of Change of Control. For purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if:

     a. a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Employer having more than fifty percent (50%) of the total number of votes that may be cast by holders of capital stock upon any corporate action proposed to shareholders for approval or adoption; or

     b. as a result of, or in connection with, any cash tender or securities exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Employer before the Transaction shall cease to constitute a majority of the Board of the Employer or any successor corporation.


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9. Benefits Entitlements. On or before Employee's last day of employment with the Employer or any of its subsidiaries, the Employer will pay to the Employee as compensation for services rendered a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the sum of,

      a. Employees' highest annual salary fixed during the period he was an employee of the Employer, plus

      b. the largest aggregate amount awarded to Employee in a year as cash bonus (whether or not deferred) under the Corporation's short and long term cash incentive plans or arrangements providing for performance bonus payments during the preceding years, multiplied by:

         i. five (5), whether the termination is involuntary or voluntary.

10. Taxes. In the event a tax is imposed pursuant to Section 4999 of the Internal Revenue Code ("Excise Tax") on any portion of a benefit payment made to an Employee in accordance with Paragraph 9, Employer shall relieve the Employee of the Excise Tax burden by paying;

      a. the initial Excise Tax and

      b. any additional Excise Tax and federal and state income tax which arise as a result of Employer's payment of the initial Excise Tax on behalf of the Employee.

11. Payment Obligations Absolute. The Employer's obligation to pay the Employee the benefits described herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counter-claim, recoupment, defense or other right which the Employer may have against the Employee or anyone else. All amounts payable by the Employer shall be paid without notice or demand. Each and every payment made by the Employer shall be final and the Employer will not seek to recover all or any part of such payment(s) from the Employee or from whosoever may be entitled to such payment(s) for any reason whatsoever. The Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provisions herein, and the obtaining of any such other employment shall in no event effect any reduction of the Employer's or subsidiary's obligations to make the payments and arrangements required to be made hereunder. The Employer may at the discretion of the Board of Directors of the Employer enter into an irrevocable, third party guarantee or similar agreement with a bank or other institution with respect to the benefits payable to an Employee, which would provide for the unconditional payment of such benefits by such third-party upon presentment by an Employee of a Certificate (and on such other conditions deemed necessary or desirable by the Employer) at some specified time after termination of employment. Such third-party guarantor shall have no liability for improper payment if it follows the instructions of the Employer as provided in such Certificate and other documents required to be presented under the agreement, unless the Employer, in a written notice, has previously advised such third-party guarantor of the determination by its Board of Directors of ineligibility of the Employee


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

12. Successors. This Agreement shall be binding upon and inure to the benefit of the Employee and his estate, the Employer and any applicable subsidiary and any successor of the Employer or applicable subsidiary, but neither this Amendment nor any rights arising under it may be assigned, pledged or disposed of in any manner by the Employee or his beneficiary.

13. Other Agreements. Nothing in this paragraph is intended to result in set-off of pension benefits, supplemental executive retirement benefits, disability benefits, retiree benefits or any other plan benefits not directly provided as termination or separation benefits.


14. Reimbursable Expenses. The Employer shall pay directly or reimburse the Employee for the following expenses:

      a. License fees and membership dues in associations or organizations relative to the business of the Employer,

      b. Subscriptions to journals or monthly service publications relative to the business of the Employer.

      c. The Employee's necessary travel, hotel, and entertainment expenses incurred in connection with the business of the Employer or other events that contribute to the benefit of the Employer in amounts to be determined by the Board of Directors.

15. Noncompetition/Nonsolicitation. Employee, as additional material consideration hereunder, agrees that during the term hereof and for a period of five (5) years from termination of this Agreement, he will not directly or indirectly solicit business from, engage in business with, or divert business from any of Employer's current or future customers, and that they will not participate as a shareholder, partner, employee, consultant, or otherwise in any enterprise engaging in activities that would violate this provision if engaged in by them directly. This covenant shall be applicable to the World on the basis that Employer sells its products nationally or internationally. Employee acknowledges and agrees that the scope of this covenant is reasonable given the special relationship of the parties as to the various agreements executed by them. Employee acknowledges and confirms that this covenant is made to induce Employer to enter into this Agreement, is considered material to Employer, and is required by Employer for the purpose of preserving the business and goodwill of Employer.

16. Confidentiality Provision. Employee agrees that, during the term of this Agreement or any extensions and for a period of ten (10) years thereafter, he will keep confidential any information which he obtains from Employer or any of


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

said entities' subsidiaries, sister corporations or concerns, now or hereafter existing or created, concerning their properties, assets, proprietary assets, source codes, copyrights, business methods, and trade secrets. Upon termination hereof, Employee will return to Employer all written matter with respect to such businesses obtained by him in connection with the negotiation, consummation, or performance of this Agreement. Employee further agrees that any work performed or created by Employee during the term hereof shall be owned solely by Employer and shall be subject to the terms of this provision.

17. Modification. No change or modification of this Agreement shall be valid unless the same be in writing and signed by all the parties hereto.

18. Binding Effect. The contract shall be binding upon the heirs, executors, administrators, and assigns of the Employee and any successors in interest of the Employer.

19. Notice. Except as expressly provided to the contrary herein, notices or other communications required, permitted, or made necessary by the terms of this Agreement may be given orally to the respective representatives of the Employer and the Employee designed herein. Written notices shall be personally delivered to the Employer's representative or the Employee's representative, as appropriate or sent by the United States registered or certified mail, postage prepaid, return receipt requested, addressed to the party as designated below. Notices sent by mail shall be deemed made, delivered and received on the date of the United States postmark thereon. Either party may change its address or notice by giving notice of such change to the other party in the manner specified in this section.

For purposes of notice the addresses of the parties shall be:

If to Employer:

HomeSeekers.com, Inc.
 2241 Park Place, Suite E
Minden, NV 89423-8602.

If to Employee:

Doug Swanson
4350 Interlaken Court
Reno, NV 89509

20. No Waiver. No waiver of any breach or default in any of the terms and provisions of this Agreement shall be deemed to constitute or be construed as a waiver of the subsequent breach or default of the same, similar or dissimilar nature.

21. Choice of Law and Invalidity. The validity, construction, performance and effect of this Agreement shall be governed by the laws of the State of Nevada


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and jurisdiction shall vest exclusively in the Ninth Judicial District Court in and for the State of Nevada, located in Douglas County. The parties acknowledge and agree that this Agreement is executed and performance hereof is due in Douglas County, State of Nevada. In case any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions contained herein shall, for any reason, be held to be excessively broad as to time, duration, geographical scope, activity or subject, said provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the then applicable law, it being the intent of the parties hereto to give the maximum permitted effect to the restrictions set forth herein.

22. Assignment. This Agreement is one for personal services and the Employee shall not have a right to assign any part or all of his respective rights, duties or obligations hereunder.

23. Interpretation. If necessary to give effect to the terms and provisions hereof, the masculine, feminine, and neuter gender in the singular and plural number shall each be deemed to include the other whenever the context so indicates.

24. Headings. Headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

25. Counterparts. This Agreement may be executed in any number of counterparts, any of which may be constituted in the agreement between the parties hereto.

26. Authority. The Employer warrants and represents that it is a corporation organized and existing under the laws of the State of Nevada, that the undersigned is authorized to execute this Agreement on behalf of the Employer; that the employment of the Employee under the terms of this Agreement has been duly authorized by the Employer.

27. Inurement. Each covenant and condition in this Agreement shall be binding on, and shall insure solely to the benefit of the parties to it, their respective heirs, legal representatives successors and assigns.

28. Entire Agreement. Except as otherwise provided herein, this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto and contains all of the covenants and agreements between the parties with respect to this matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be binding.

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

  IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the day and year first above written.




  EMPLOYEE:                                  EMPLOYER:
  Doug Swanson                               HomeSeekers.com, Inc.
                                             a Nevada Corporation,


  By:  /s/ Doug Swanson                      By:    /s/ Greg Johnson
     -------------------                     -----------------------------------
                                             Greg Johnson, Chairman & CEO

                                             By:/s/ John Giaimo
                                             ------------------
                                             John Giaimo, President & COO


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